THE PRUDENTIAL SERIES FUND, INC.
                              SUBADVISORY AGREEMENT

      Agreement made as of the ____ day of ____________, 2000, between Prudential Investments Fund Management LLC (the "Manager"), and Fidelity Management & Research Company (the "Adviser") a corporation organized under the laws of the State of Massachusetts.

      WHEREAS, the Manager will enter into a management agreement (the "Management Agreement") with The Prudential Series Fund, Inc. (the "Fund"), a Maryland corporation and a diversified open-end management investment company registered under the Investment Company Act of 1940 (the "1940 Act"), pursuant to which the Manager will act as manager of the Fund.

      WHEREAS, shares of the Fund are divided into separate series or portfolios, each of which is established pursuant to a resolution of the Directors of the Fund, and the Directors may from time to time terminate such portfolios or establish and terminate additional portfolios.

      WHEREAS, the Manager desires to retain the Adviser to provide investment advisory services to the SP Large Cap Value and SP Small/Mid Cap Value portfolios of the Fund (the "Portfolios") in connection with the management of the Fund and to manage such portion of the Portfolios as the Manager shall from time to time direct, and the Adviser is willing to render such investment advisory services.


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      NOW, THEREFORE, the Parties agree as follows:

            1. (a) Subject to the supervision of the Manager and of the Directors of the Fund, the Adviser shall manage investment operations of the Portfolios as the Manager shall direct, and shall manage the composition of the Portfolios' investments, including the purchase, retention and disposition thereof, in accordance with the Portfolios' investment objectives, policies and restrictions as stated in the Prospectus (such Prospectus and Statement of Additional Information as currently in effect and as amended or supplemented from time to time being herein called the "Prospectus") as delivered to the Adviser from time to time by the Manager and subject to the following understandings:

            (i) The Adviser shall provide supervision of the Portfolios' investments and determine from time to time what investments and securities will be purchased, retained, sold or loaned by the Portfolios, and what portion of the assets it manages will be invested or held uninvested as cash.

            (ii) In the performance of its duties and obligations under this Agreement, the Adviser shall act in conformity with the Agreement and Articles of Incorporation, By-Laws and Prospectus of the Fund and the Portfolios as provided to the Adviser by the Manager and with the written instructions and directions of the Manager and of the Directors of the Fund, and will comply with the requirements of the 1940 Act and use reasonable efforts to comply with the Internal Revenue Code of 1986, as amended (including the diversification requirements of section 817(h) of the Code), and all other applicable federal and state laws and regulations.

            (iii) The Adviser shall determine the securities, futures, commodities or other assets to be purchased or sold by the Portfolios, and will place orders


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      pursuant to its determination with or through such persons, brokers, dealers or futures commission merchants (which may include Prudential Securities Incorporated) to carry out the policy with respect to brokerage as set forth in the Fund's Registration Statement and Prospectus or as the Directors may direct from time to time. In providing the Portfolios with investment supervision, it is recognized that the Adviser will give primary consideration to securing the most favorable overall terms. Within the framework of this policy, the Adviser may consider the financial responsibility, research and investment information and other services provided by brokers, dealers or futures commission merchants who may effect or be a party to any such transaction or other transactions to which the Adviser's other clients may be a party. It is understood that Prudential Securities Incorporated may, but is not required to, be used as broker for securities transactions but that no formula has been adopted for allocation of the Portfolios' investment transaction business. The Adviser may pay a broker-dealer that provides research and brokerage services a higher commission for a particular transaction than otherwise might have been charged by another broker-dealer if the Adviser determines that the higher commission is reasonable in relation to the value of the brokerage and research services that such broker-dealer provides, viewed in terms of either the particular transaction or the Adviser's overall responsibilities with respect to accounts managed by the Adviser.

            On occasions when the Adviser deems the purchase or sale of a security, commodity or other asset to be in the best interest of one Portfolio as well as other clients of the Adviser, the Adviser, to the extent permitted by applicable laws and regulations, may, but shall be under no obligation to, aggregate the securities, commodities or other assets to be sold or purchased. In such event, allocation of the securities, commodities or other assets so purchased or sold, as well as the expenses incurred in the transaction, will be made by the Adviser in the manner


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      the Adviser considers to be the most equitable and consistent with its fiduciary obligations to the Fund and to such other clients.

            (iv) The Adviser shall maintain all books and records with respect to the portfolio transactions required by subparagraphs (b)(5), (6), (7),
      (9), (10) and (11) and paragraph (f) of Rule 31a-1 under the 1940 Act and shall render to the Directors such annual, quarterly, or monthly reports as the Board may reasonably request.

            (v) The Adviser shall provide the Fund's custodian (the "Custodian") on each business day with information relating to all transactions concerning the Portfolios' assets it manages and shall provide the Manager with such information upon request of the Manager. The Adviser shall reconcile its records of the Portfolios' securities and cash managed by the Adviser with statements provided by the Custodian at least once each month. The Adviser shall provide the Manager with a written report on each such reconciliation, including information on any material discrepancies noted and actions taken by the Adviser in response thereto, by the tenth business day of the following month.

            (vi) The investment management services provided by the Adviser hereunder are not exclusive, and the Adviser shall be free to render similar services to others.

      (b) Services to be furnished by the Adviser under this Agreement may be furnished by any of its officers or employees.

      (c) The Adviser agrees that all records which it maintains for the Portfolios are the property of the Fund, and the Adviser will surrender promptly to the Fund any of such records or copies thereof upon the Fund's request. The Adviser further agrees to preserve for the periods prescribed by Rule 31a-2 under the 1940 Act any such records as are required to be maintained by it pursuant to paragraph 1(a) hereof.


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      (d) The Adviser agrees to maintain adequate compliance procedures to ensure its compliance with the 1940 Act, the Investment Advisers Act of 1940 ("Advisers Act") and other applicable state and federal laws and regulations.

      (e) The Adviser shall furnish to the Manager, within 15 days after the end of each calendar quarter, a report detailing (i) the average annual total return of the Portfolios for the preceding quarter and for the preceding 1, 5 and 10 year periods (the "Portfolio Return"); and (ii) a comparison of the Portfolio Return with the return of an appropriate securities index and with an appropriate mutual fund peer group. This report or the information contained therein and as provided by the Adviser to the Manager is not to be used for marketing purposes or otherwise provided to the public, including shareholders of the Portfolios.

      (f) At least once annually, the Adviser, at its expense, shall require those of its personnel who are primarily responsible for managing the Portfolios to make a presentation at such regular or special meeting of the Fund's Board that the Fund may convene.

      2. The Manager shall continue to have responsibility for all services to be provided to the Portfolios pursuant to the Management Agreement and shall oversee and review the Adviser's performance of its duties under this Agreement.

      3. For the Portfolios, the Manager shall compensate the Adviser for the services provided and the expenses assumed pursuant to this Subadvisory Agreement at the following annual rates with respect to the average daily net assets of each Portfolio managed by the Adviser. This fee will be computed each calendar day and will be paid quarterly:

      For the SP Large Cap Value Portfolio, the Manager will pay the Adviser the following annual subadvisory fees: 50 basis points for the first $250 million of net assets, 45 basis points for the next $500 million of net assets, and 35 basis points for net assets over $750 million. For the SP Small/Mid Cap Value Portfolio, the


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      Manager will pay the Adviser the following annual subadvisory fees: 55 basis points for the first $250 million of net assets, 50 basis points for the next $500 million of net assets, and 40 basis points for net assets over $750 million.

      4. The Adviser shall not be liable for any error of judgment or for any loss suffered by the Portfolio, the Fund or the Manager in connection with the matters to which this Agreement relates, except a loss resulting from willful misfeasance, bad faith or gross negligence on the Adviser's part in the performance of its duties or from its reckless disregard of its obligations and duties under this Agreement.

      5. This Agreement shall continue in effect for a period of more than two years from the date hereof only so long as such continuance is specifically approved at least annually in conformity with the requirements of the 1940 Act; provided, however, that this Agreement may be terminated by the Fund at any time, without the payment of any penalty, by the Directors or by vote of a majority of the outstanding voting securities (as defined in the 1940 Act) of the Portfolios, or by the Manager or the Adviser at any time, without the payment of any penalty, on 60 days' written notice to the other party. This Agreement shall terminate automatically in the event of its assignment (as defined in the 1940 Act) or upon the termination of the Management Agreement. Adviser shall promptly notify Manager in the event that there is a change in the ownership of Adviser that may constitute an assignment of this Agreement.

      6. Nothing in this Agreement shall limit or restrict the right of any of the Adviser's directors, officers or employees to engage in any other business or to devote his or her time and attention in part to the management or other aspects of any business, whether of a similar or dissimilar nature, nor limit the Adviser's right to engage in any other business or to render services of any kind to any other corporation, firm, individual or association.


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      7. During the term of this Agreement, the Manager agrees to furnish the
Adviser at its principal office all prospectuses, proxy statements, reports to shareholders, sales literature or other material prepared for distribution to shareholders of the Fund or the public, which refer to the Adviser in any way; provided, however, that any such item which describes or characterizes the Adviser's investment process with respect to a Portfolio, the names of any of its clients (other than the Fund or advisory clients of the Manager and its affiliates) or any of its performance results shall be furnished to the Adviser by first class or overnight mail, facsimile transmission equipment or hand delivery prior to use thereof, and such item shall not be used if the Adviser reasonably objects to such use in writing within twenty-four (24) hours (or such other time as may be mutually agreed) after receipt thereof (provided, however, that if such item is not received by the Adviser during normal business hours on a business day, such period shall end twenty-four (24) hours after the start of normal business hours on the next succeeding business day).

      8. The Manager acknowledges that the securities holdings of the Portfolios constitute information of value to the Adviser, and agrees: (1) not to use for any purpose, other than for the Manager or the Fund, or their agents, to supervise or monitor the Adviser, the holdings or other trading-related information of the Portfolios; and (2) not to disclose the Portfolios' holdings other than as agreed to by the parties in writing, except if required by applicable law. Further, the Manager agrees that information supplied by the Adviser, including approved lists, internal procedures, compliance procedures and any board materials, is valuable to the Adviser, and the Manager agrees not to disclose any of the information contained in such materials, except to the Board of Directors and to a limited number of employees of the Manager or its agents on a "need to know" basis, or as required by law, or as expressly permitted by the Adviser, in writing, addressed to the Manager.


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9. It is understood that the names of the Adviser and its affiliates and any of their intellectual property, including trademarks and logos, are the valuable property of the Adviser and its affiliates, and that the Fund and/or the Portfolios have the right to use such names (or intellectual property) in offering materials of the Fund with the approval of the Adviser and for so long as the Adviser is the portfolio manager to the Fund and/or the Portfolios. Upon termination of this Agreement, the Fund shall as soon as reasonably possible cease the use of such names and other intellectual property.

10. Any written notice required by or pertaining to this Agreement shall be personally delivered to the party for whom it is intended, at the address stated below, or shall be sent to such party by prepaid first class mail or facsimile.

                        THE PRUDENTIAL SERIES FUND, INC.
                        3 Gateway Center, 4th Floor
                        Newark, NJ  07102-4077
                        Fax:  (973) 367-8064
                        Attention: General Counsel

     If to the Adviser: FIDELITY MANAGEMENT & RESEARCH COMPANY
                        82 Devonshire Street
                        Boston, MA 02109
                        Attention:  General Counsel

      11. This Agreement may be amended by mutual consent, but the consent of the Fund must be obtained in conformity with the requirements of the 1940 Act.

      12.   THIS  AGREEMENT  SHALL BE GOVERNED BY THE LAWS OF THE STATE OF NEW
YORK.


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      IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of the day and year first above written.

                        PRUDENTIAL INVESTMENTS FUND MANAGEMENT LLC


                        By________________________________
                           Name:
                           Title:



                        FIDELITY MANAGEMENT AND RESEARCH COMPANY


                        By________________________________
                        Name:
                        Title: